Exhibit 10.1

Description of Arrangement for Directors Fees

The following sets forth the amount of fees payable to outside directors of Webster Financial Corporation for their services as Directors, effective April 21, 2005:

Event	Fee
Annual Retainer	$25,000 payable in the form of shares of restricted stock pursuant to the 2001 Directors Retainer Fees Plan.

Board Meeting Attended	$1,250

Committee Meeting Attended	$1,250

Telephonic Meeting	$625

Telephonic Committee Meeting	$625

Separate Webster Financial Corporation and Webster Bank Board Meetings Held on the Same Day	$1,750

Annual Retainer for the Chairman of the Audit Committee	$15,000

Annual Retainer for the Chairman of the Compensation Committee	$5,000

Annual Retainer for Lead Director*	$20,000

* Includes annual retainer for Chairman of the Nominating and Corporate Governance Committee.